Exhibit 99.12

FIRST AMENDMENT TO STOCK PLEDGE AGREEMENT

This First Amendment to Stock Pledge Agreement (the “First Amendment”) is made this 20th day of November, 2008, by Alico Holding, LLC (“Pledgor”) and Farm Credit of Southwest Florida, ACA, an agricultural credit association, for itself and as agent/nominee for other lending institutions (the “Pledgee”) (the Pledgor and the Pledgee Party, the “Parties”).

Factual Background Statement

1.           The Pledgor has previously granted to Pledgee that certain Stock Pledge Agreement dated as of September 24, 2008 (the “Pledge Agreement”).

2.           The Pledge Agreement secures certain indebtedness of Pledgor, Atlantic Blue Group, Inc., Alico Holding, LLC, Blue Head Ranch, LLC, Blue Head Farms, LLC, Blue Head Cattle, LLC, Tri-County Grove, LLC, Atlanticblue Warehousing, LLC, Blue Box Storage, LLC, Phoenix Industries, LLC, and Footman Trail, LLC (jointly and severally, the “Borrowers”), all as more particularly described in the Pledge Agreement.

3.           The Loan Agreement provides that in the event the Borrowers have, or desire to, draw under the Note in the amount excess of 65% of the Fair Market Value of the Stock Pledge pursuant to the Pledge Agreement, the Borrowers will either pay down the amount outstanding under the Note, or pledge additional Alico, Inc. stock as collateral under the Pledge Agreement.

4.           The Borrowers have requested or intend to request additional amounts under the Note that would cause the outstanding balance of the Note to exceed 65% of the Fair Market Value of the Alico Stock.

5.           Pledgee has requested, and Pledgor has agreed, that in order to maintain compliance with the maximum RLOC and pursuant to the terms of Section 2.1 (a) (ii) of the Loan Agreement, that Pledgor shall pledge an additional 200,090 shares of common stock of Alico, Inc. as collateral for the obligations secured by the Pledge Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and of other good and valuable consideration, the receipt and adequacy of which the Parties hereby acknowledge, the Parties hereto agree as follows:

1.           The Pledge Agreement is hereby modified and amended to delete the current Exhibit A and replace it with the Exhibit A attached hereto to add an additional 200,090 shares of Alico, Inc. common stock as collateral for the Note.

2.           Except as otherwise modified hereby, the terms of the Pledge Agreement shall remain in full force and effect.

3.           This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

4.           All capitalized terms herein not defined herein, shall have the meaning given to them in the Pledge Agreement.

In witness whereof, the Parties have executed this First Amendment under seal to be effective as of the date first written hereinabove.

PLEDGOR:

Alico Holdings, LLC, a Nevada limited liability company

/s/ JD Alexander
By:	JD Alexander, Manager

/s/ Ben R. Adams, Jr.
By:	Ben R. Adams, Jr., Manager

PLEDGEE:

/s/ Greg A. Carton
By:	Greg A. Carton
Its:	Vice President

Exhibit A
to Stock Pledge Agreement

Number of Shares	Stock Name	CUSIP	Stock No.	Owner(s) Name
100,000	Alico, Inc.	016230 10 4	AB00024836	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024837	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024838	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024839	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024840	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB00024841	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB 24429	Alico Holding, LLC
100,000	Alico, Inc.	016230 10 4	AB 24430	Alico Holding, LLC
Additional Shares added 11/08
15,874	Alico, Inc.	016230 10 4	AB00024842	Alico Holding, LLC
23,304	Alico, Inc.	016230 10 4	AB00024845	Alico Holding, LLC
26,043	Alico, Inc.	016230 10 4	AB00024847	Alico Holding, LLC
37,628	Alico, Inc.	016230 10 4	AB00024849	Alico Holding, LLC
97,241	Alico, Inc.	016230 10 4	AB24307	Alico Holding, LLC

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